UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2014

General Motors Financial Company, Inc.

Exact name of registrant as specified in its charter)

Texas	1-10667	75-2291093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 3500, Fort Worth, Texas 76102

(Address of principal executive offices, including Zip Code)

(817) 302-7000

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 17, 2014, General Motors Financial Company, Inc. (“GM Financial”), General Motors Company (“GM”) and certain wholly-owned subsidiaries of GM amended and restated two existing revolving credit facilities (together the “Facilities”) to increase aggregate borrowing capacity to $12.5 billion with JPMorgan Chase Bank, N.A., as the administrative agent, Citibank, N.A., as syndication agent, and a syndicate of 40 lenders. These Facilities amend and restate the three year, $5.5 billion revolving credit facility that GM, GM Financial and certain wholly-owned subsidiaries of GM entered into in November 2012 and the five year, $5.5 billion revolving credit facility that GM and certain wholly-owned subsidiaries of GM entered into in November 2012. The Facilities consist of a three year, $5.0 billion facility and a five year, $7.5 billion facility. These Facilities are unsecured and provide additional liquidity and improved terms.

The three year, $5.0 billion facility is available to GM, GM Financial and certain other wholly-owned subsidiaries of GM. The facility allows for borrowing in U.S. Dollars and other currencies and includes a GM Financial borrowing sub-limit of $2.0 billion. The five year, $7.5 billion facility is available to GM, GM Financial and certain other wholly-owned subsidiaries of GM. The facility allows for borrowings in U.S. Dollars and other currencies and includes a GM Financial borrowing sub-limit of $2.0 billion.

Additionally, subject to compliance with certain covenants, GM can further upsize the Facilities.

GM has guaranteed the obligations of subsidiary borrowers, including GM Financial, under the Facilities. If GM fails to maintain an investment grade corporate rating from two or more of the following credit rating agencies: Fitch Ratings, Moody’s Investor Service and Standard & Poor’s, GM will be required to provide guarantees from certain domestic subsidiaries (other than GM Financial) under the terms of the Facilities.

Interest rates on obligations under the Facilities are based on prevailing annual interest rates for Eurodollar loans or an alternative base rate, both subject to an applicable margin. This applicable margin will be based upon the credit rating assigned to the Facilities.

The Facilities contain representations, warranties and covenants that are typical for these types of facilities. These covenants include restrictions on mergers or sales of assets and secured debt borrowings, subject to exceptions and limitations. The Facilities also require GM to maintain at least $4.0 billion in global liquidity and at least $2.0 billion in U.S. liquidity.

Some of the lenders under the Facilities and their affiliates have various relationships with GM Financial and its subsidiaries involving the provision of financial services, including cash management and investment banking services. In addition, GM Financial, through its subsidiaries, may enter into derivative arrangements with certain of the lenders and their affiliates.

The foregoing description does not constitute a complete summary of the Facilities and is qualified by reference in its entirety to the full text of the Facilities filed herewith.

Item 9.01	Financial Statements and Exhibits

Exhibits

Exhibit

10.1	Amended and Restated Three Year Revolving Credit Agreement, dated as of October 17, 2014, among General Motors Company, General Motors Financial Company, Inc., GM Europe Treasury Company AB, General Motors do Brasil Ltda., the other subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Banco do Brasil S.A., as administrative agent for the Brazilian lenders, and Citibank, N.A., as syndication agent*

10.2	Amended and Restated Five Year Revolving Credit Agreement, dated as of October 17, 2014, among General Motors Company, General Motors Financial Company, Inc., General Motors do Brasil Ltda., the other subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Banco do Brasil S.A., as administrative agent for the Brazilian lenders, and Citibank, N.A., as syndication agent*

*	Portions of this exhibit has been omitted under a request for confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934 and filed separately with the United States Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Motors Financial Company, Inc.
(Registrant)

Date: October 22, 2014	By:	/s/ CHRIS A. CHOATE
Chris A. Choate
Executive Vice President and Chief Financial Officer